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                                 Exhibit 10(s)


                                            June 5, 1995
G. Gordon M. Large
27 East Gate Road
Lloyd Harbor, NY 11743


Dear  Gordon,

It is with great pleasure that I extend the following offer to have you join Interleaf, Inc. as Executive Vice President and Chief Financial Officer. We are enthusiastic about getting going and I know that I speak for the rest of the executive board members and Board of Directors in welcoming you to the team, if you decide to say "yes" to Interleaf.

The following outlines the elements of our offer:

POSITION: Executive Vice President and Chief Financial Officer

ON TARGET EARNINGS: $320,000

SALARY: Base salary of $210,000 per year subject to annual review by the Compensation Committee of the Board of Directors.

RELOCATION:

You agree to relocate to the Boston area on or before 3/31/96. In the interim, Interleaf will pick up all reasonable living and travel expenses while you commute between your home and our Waltham office. Also, Interleaf will pay for four house-hunting trips for you and your spouse during this period. (If these reimbursements are taxable income, Interleaf will also provide a full tax grossup.)

Interleaf will also reimburse you for the following costs:
(1) all closing costs and real estate fees in selling your current home; (2) all closing costs, real estate fees and mortgage points on a new mortgage in purchasing a house in the Boston area; (3) actual moving costs for this relocation; and (4) up to three months of carrying costs (mortgage payments, insurance and basic maintenance) on your current house if you relocate to either a rented or purchased house in the Boston area before your current house is sold. (This applies to your primary residence only.) It is understood that you may not be able to sell your current house before 3/31/96, and that you may elect to rent rather than purchase for some time after you relocate. As a result, some or all costs listed above may not occur until after 3/31/96, but Interleaf will nevertheless reimburse you for such costs provided they are incurred or you have become obligated to incur them while you are an employee of the company or any successor.

BONUS: (See attached)

(G) Quarterly and annual bonuses of $110,000 at on target performance, of which 50% ($55,000) is guaranteed. Your 1996 plan is attached.

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STOCK OPTIONS:

In order to induce to accept the offer of employment set in this letter, Interleaf will grant to you a stock option for the purchase of 225,000 shares of common stock of Interleaf, Inc., at an exercise price equal to the fair market value of the Interleaf common stock on the day you start your employment with Interleaf. This option will vest over a four year period.

BENEFITS:

Commensurate with Interleaf's benefit package for senior management, the company will provide complete health, dental, short and long term disability benefits, as well as life insurance in the amount of $500,000.

If Interleaf's benefit does not cover current pre-existing conditions, then Interleaf agrees to reimburse employee for the COBRA payments for up to one year.

SEVERANCE:

In the event, during the first two years of employment, of the company or any successor terminating your employment for any reason but cause, we will provide one year of on target compensation. Any reduction of salary or on target earnings, reduction in position, or material reduction in responsibilities shall be deemed to be constructive termination, and you may elect to leave the company or its successor and receive the payment described above.

CHANGE OF CONTROL PROVISIONS:

In the event, during the first five years of your employment, that the company is purchased or merged into another company, substantially all of the assets of the company are sold, effective control of the company is acquired by another company or an investment group, or a similar transaction occurs, we will vest one-half of all unvested stock options at the time such event occurs.

START DATE: June 19, 1995

Gordon, as Executive VP and Chief Financial Officer, we are truly looking to you to help lead the company over the coming years.

Sincerely,

/S/ ED KOEPFLER
President and CEO

cc.  Clinton P. Harris



Accepted by:

/S/ G. GORDON M. LARGE      Date  6/5/95